Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‑128100 on Form S‑3 and Registration Statement Nos. 333‑116864, 333‑143164, 333‑159422 and 333‑159458 on Form S‑8 of our reports dated February 19, 2013, relating to the consolidated financial statements and financial statement schedule of Cabela's Incorporated and Subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph regarding the Company's adoption of guidance resulting in consolidation of the Cabela's Master Credit Card Trust and related entities) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10‑K of Cabela's Incorporated and Subsidiaries for the year ended December 29, 2012.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Omaha, Nebraska
March 13, 2013